Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Keith Kennedy
Arlington, VA 22209	(703) 247-7513
(703) 247-7500	KKennedy@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS FOURTH QUARTER 2012 AND ANNUAL RESULTS
AND DISTRIBUTION OF $0.125 PER SHARE
ARLINGTON, VA—March 5, 2013—MCG Capital Corporation (Nasdaq: MCGC) (“MCG,” "we," "our," "us" or the “Company”) announced today its financial results for the fourth quarter and year ended December 31, 2012. We will host an investment community call today, March 5, 2013, at 10:00 a.m. (Eastern Time). Slides and financial information to be reviewed during the investor conference call will be available on MCG's website at http://www.mcgcapital.com prior to the call.
HIGHLIGHTS

•	Net operating income, or NOI, was $5.1 million, or $0.07 per share, for the fourth quarter. NOI for the full year was $18.8 million, or $0.25 per share;

•	Net income was $6.4 million, or $0.09 per share, for the fourth quarter. Net income for the full year was $5.0 million, or $0.07 per share;

•
In the fourth quarter, we incurred transition costs of $2.1 million, or $0.03 per share, including $1.6 million, or $0.02 per share, included in operating expenses and $0.5 million, or $0.01 per share, of realized losses. For the year, we incurred transition costs of $9.3 million, or $0.13 per share, including $8.8 million, or $0.12 per share, included in operating expenses and $0.5 million, or $0.01 per share, of realized losses.

•
During the fourth quarter, we funded $113.9 million of advances and originations, including $79.2 million to five new portfolio companies. For the full year, we funded $162.0 million of advances and originations, including $115.3 million to eight new portfolio companies;

•
During the fourth quarter, we monetized $0.6 million of our equity investments and $80.3 million of our debt portfolio. For the full year, we monetized $65.0 million of our equity investments and $347.2 million of our debt portfolio;

•
At December 31, 2012, we had $121.1 million of cash on-hand to make new investments using unrestricted cash and restricted cash from our SBIC. In addition, we had $24.3 million in securitization accounts and other restricted cash accounts; and

•
Under our stock repurchase program, we repurchased and retired 1,062,160 shares of our common stock during the fourth quarter at a total cost of $4.8 million or an average of $4.48 per share. For the full year, we repurchased and retired 6,182,046 shares at a total cost of $27.2 million, or an average purchase price of $4.40 per share.

DISTRIBUTION
On March 1, 2013, the MCG board of directors declared a distribution of $0.125 per share. The distribution is payable as follows:
Record date: March 15, 2013
Payable date: March 29, 2013
As of the end of each fiscal year, we determine the tax attributes of our distributions, including return of capital, based upon our taxable income and distributions paid for the full year, which we report to each stockholder on a Form 1099. Based on the tax attributes of the distributions that we declared for 2012, 100% were a return of capital.

MCG Capital Corporation
March 5, 2013

SIGNIFICANT DEVELOPMENTS IN 2012

•
Control Investments — We exited, monetized or restructured five control investments, including Broadview Networks Holdings, Inc., or Broadview, Jet Plastica Investors, NPS Holding Group, Orbitel Holdings and Intran Media, thereby reducing our control investments to an aggregate of $33.9 million in the debt securities of two companies and $16.1 million in the equity securities of one company.

•
Originations and Advances — We made $162.0 million in originations and advances to new and existing portfolio companies, principally in the form of loans (94.4% or $152.9 million), including ten new investments. We invested the remaining $9.1 million principally in minority equity investments, as well as follow-on investments and paid-in-kind, or PIK, dividends on existing investments.

•
Equity Monetizations and Realizations — We received $65.0 million in proceeds from the sale of equity investments, principally the sale of securities in each of Orbitel Holdings, LLC, Stratford School Holdings, Inc., GSDM Holdings, LLC and Jenzabar, Inc. For the twelve months ended December 31, 2012, we reduced our equity investments from 15% to less than 10% of the fair value of our total investment portfolio.

•	Loan Monetizations — We received $347.2 million in loan payoffs and amortization payments.

•	Dividends — We declared 57.5 cents per share in dividends and paid $56.0 million in total dividends.

•
Open-Market Purchases of Our Stock — We repurchased 6,182,046 shares of our common stock at a weighted average purchase price of $4.40 per share. We acquired these shares from sellers in open market transactions. We retire these shares upon settlement, thereby reducing the number of shares issued and outstanding.

•
Board and Management Changes — Effective November 1, 2012, B. Hagen Saville became our CEO, succeeding Richard W. Neu, who remains Chairman of the Company's Board of Directors. From November 2011 to October 2012, Mr. Saville served as the Company's President and Chief Operating Officer, before which he was Executive Vice President of Business Development from March 1998 to October 2011. In addition, effective December 31, 2012, MCG reduced the size of its board of directors from seven members to five.

•
Operational Realignment — We incurred costs associated with our transition plan of $9.3 million, or $0.13 per share, that includes $8.8 million, or $0.12 per share, of transition costs included in operating expenses and $0.5 million, or $0.01 per share, of realized losses associated with the write-off of fixed assets. Transition costs include $2.3 million in accelerated deferred financing fees that we recorded as interest expense, $1.4 million in retention and inducement payments that we recorded as salaries and benefits, $0.3 million in amortization expenses associated with the elimination of positions that we recorded as amortization of employee restricted stock awards and $4.8 million in severance, moving expenses and IT systems conversion costs that we recorded as general and administrative expenses. As of December 31, 2012, we had 18 full-time employees and three part-time employees.

•
New Liquidity Facility — In November 2012, we entered into a two-year $20 million unsecured revolving credit facility with Bank of America, N.A. The facility provides short-term liquidity to finance working capital and for other general corporate purposes.

•
Reduced Reliance on Leverage — We reduced our outstanding debt by $182 million principally by reducing our borrowings under our MCG Commercial Loan Trust 2006-1, or 2006-1 Trust, and repaying and terminating our SunTrust Warehouse facility and our Series 2007-A Private Placement Notes. For the twelve months ended December 31, 2012, we reduced our debt-to-equity leverage profile from 1:1 to 0.7:1.

•
Reduction in Loans on Non-Accrual — As of December 31, 2011 and 2012, loans on non-accrual, at fair value, declined from $19.3 million, or 3.1% of our total loan portfolio, to $0.6 million, or 0.1% of our total loan portfolio, principally resulting from the sale of NPS Holding Group and the wind-down of Jet Plastica Investors. For the same comparative periods, loans on non-accrual at cost, declined from $83.2 million, or 11.9% of our total loan portfolio, to $16.8 million, or 3.7% of our total loan portfolio.

MCG Capital Corporation
March 5, 2013

OUTLOOK
During 2012, we substantially completed our operational and financial transition to return the Company to its roots as a middle market lender. As part of the transition, we accomplished several important strategic initiatives, which included exiting a majority of our control investments, deploying capital in the form of loans, limiting equity investments to minority investments, reducing leverage risk in terms of our debt to equity ratio and simplifying our operations.
Using unrestricted cash and restricted cash from our SBIC, we ended fiscal year 2012 with $121 million of cash on-hand to make new investments. Less than 10% of our investment portfolio, at fair value, matures in 2013 and approximately half of those maturities will be used to pay down our 2006-1 Trust.
Assuming continued stability in the market, actionable opportunities that meet our underwriting standards, portfolio granularity requirements and no material repayments beyond scheduled maturities, we anticipate that we will substantially deploy our cash on-hand in 2013.
We intend to make our investments through our SBICs, Solutions Capital and, if a license is granted by the United States Small Business Administration, or SBA, Solutions Capital II, L.P., a corner-stone of our funding strategy. As of December 31, 2012, our investment in Solutions Capital includes approximately $48 million of cash, $188 million of investments at fair value, $150 million of debt and $86 million of equity.
In September 2012, we submitted documentation to the SBA in support of a potential SBIC license for Solutions Capital II, L.P. In February 2013, we received a letter from the SBA inviting us to file a formal license application, which we are in the process of preparing for submission. There is no assurance that the SBA will grant the additional license in any specified time period or at all. Currently, a second SBIC license would grant us the ability to borrow up to an additional $75 million from the SBA, or two times the amount of statutory equity capital we invest in Solutions Capital II, L.P. If approved and based on available capital, we intend to fund the entire $37.5 million using unrestricted cash.
We believe that our reorganized infrastructure has resulted in a smaller and simpler, yet leverageable operating profile. Excluding potential leverage from a second SBIC license or other potentially accretive opportunities, we anticipate that our cost to borrow will remain materially unchanged at approximately 4.5%.
Under the $35 million stock repurchase program authorized by our board of directors in January 2012, we continue to repurchase shares of our common stock in open market transactions, including through block purchases, depending on prevailing market conditions and other factors. As of February 28, 2013, we have repurchased and retired 6,460,881 common shares at a weighted average purchase price of $4.40 per share.
ACCESS TO CAPITAL AND LIQUIDITY
At December 31, 2012, we had $73.6 million of cash and cash equivalents available for general corporate purposes, as well as $47.5 million of cash in restricted accounts related to our SBIC that we could use to fund new investments in the SBIC and $6.8 million of restricted cash held in escrow. In addition, we had $17.0 million of cash in securitization accounts, that may only be used to make interest and principal payments on our securitized borrowings or distributions to the Company in accordance with the indenture agreement.
At December 31, 2012, cash in securitization accounts included $13.1 million in the principal collections account of our 2006-1 Trust. In January 2013, we used $15.0 million of securitized cash, including $1.9 million collected in January 2013, to repay a portion of the outstanding borrowings of our 2006-1 Trust. The reinvestment period for this facility ended on July 20, 2011 and all subsequent principal collections received have been, and will be, used to repay the securitized debt. At December 31, 2012, the outstanding borrowings under the 2006-1 Trust were $98.1 million.
At December 31, 2012, $150.0 million of SBA borrowings were outstanding, the maximum available under our current SBIC license.

Conference Call (Live Call)	Date and time	Tuesday, March 5, 2013 at 10:00 a.m. Eastern Time
	Dial-in Number (No Conference ID required)	(877) 312-8798 domestic (253) 237-1193 international
	Webcast	http://investor.mcgcapital.com
Replay (Available through March 19, 2013)	Call Replay (Conference ID for replay is #16834724)	(855) 859-2056 domestic (404) 537-3406 international
	Web Replay	http://investor.mcgcapital.com

MCG Capital Corporation
March 5, 2013

RESULTS OF OPERATIONS
The following table summarizes the components of our net income (loss) for the twelve months ended December 31, 2012 and 2011:

	Years ended
	December 31,		Variance
(dollars in thousands)	2012	2011	$	Percentage
Revenue
Interest and dividend income
Interest income	$50,775	$71,133	$(20,358)	(28.6)%
Dividend income	3,688	7,344	(3,656)	(49.8)
Loan fees	3,236	3,731	(495)	(13.3)
Total interest and dividend income	57,699	82,208	(24,509)	(29.8)
Advisory fees and other income	3,294	3,488	(194)	(5.6)
Total revenue	60,993	85,696	(24,703)	(28.8)
Operating expenses
Interest expense	15,103	15,634	(531)	(3.4)
Employee compensation
Salaries and benefits	10,956	11,998	(1,042)	(8.7)
Amortization of employee restricted stock	2,076	2,081	(5)	(0.2)
Total employee compensation	13,032	14,079	(1,047)	(7.4)
General and administrative expense	13,983	14,036	(53)	(0.4)
Restructuring expense	69	4,289	(4,220)	(98.4)
Total operating expense	42,187	48,038	(5,851)	(12.2)
Net operating income before net investment gain (loss), loss on extinguishment of debt and income tax provision	18,806	37,658	(18,852)	(50.1)
Net investment loss before income tax provision	(13,299)	(129,873)	116,574	(89.8)
(Loss) gain on extinguishment of debt before income tax provision	(174)	(863)	689	(79.8)
Income tax provision	335	37	298	NM
Net income (loss)	$4,998	$(93,115)	$98,113	NM
NM=Not Meaningful

TOTAL REVENUE
Total revenue includes interest and dividend income, loan fees, advisory fees and other income. The following sections describe the reasons for the variances in each major component of our revenue during the twelve months ended December 31, 2012 from the twelve months ended December 31, 2011.
INTEREST INCOME
The level of interest income that we earn depends upon the level of interest-bearing investments outstanding during the period, as well as the weighted-average yield on these investments. During the twelve months ended December 31, 2012, the total yield on our average debt portfolio at fair value was 11.3% compared to 10.7% during the twelve months ended December 31, 2011. The weighted-average yield varies each period because of changes in the composition of our portfolio of debt investments, changes in stated interest rates, accelerations of unearned fees on paid-off/restructured loans and the balance of loans on non-accrual status for which we are not accruing interest.

MCG Capital Corporation
March 5, 2013

The following table shows the various components of the total yield on our average debt portfolio at fair value for the twelve months ended December 31, 2012 and 2011:

	Year ended
	December 31
	2012	2011
Average 90-day LIBOR	0.4%	0.3%
Spread to average LIBOR on average loan portfolio	10.9	10.7
Impact of fee accelerations of unearned fees on paid/restructured loans	0.4	0.3
Impact of non-accrual loans	(0.4)	(0.6)
Total yield on average loan portfolio	11.3%	10.7%
During the twelve months ended December 31, 2012, interest income was $50.8 million, compared to $71.1 million during the twelve months ended December 31, 2011, which represented a $20.4 million, or 28.6%, decrease. This decrease reflected (i) a $23.4 million decrease resulting from a 31.6% decrease in our average loan balance, (ii) a $1.3 million decrease resulting from loans that were on non-accrual status during the twelve months ended December 31, 2012 but that had been accruing interest during the twelve months ended December 31, 2011 and (iii) a $0.4 million decrease due to interest rate floors. These decreases were partially offset by a $4.1 million increase in interest income resulting from a 0.4% increase in our net spread to LIBOR and a $0.7 million increase in interest income related to the increase in LIBOR.
PIK Income
Interest income includes certain amounts that we have not received in cash, such as PIK interest. PIK interest represents contractually deferred interest that is added to the principal balance of the loan and compounded if not paid on a current basis. Borrowers may in some instances be required to prepay PIK because of certain contractual provisions or they may choose to prepay; however, more typically, PIK is paid at the end of the loan term. The following table shows the PIK-related activity for the twelve months ended December 31, 2012 and 2011, at cost:

	Year ended
	December 31
(in thousands)	2012	2011
Beginning PIK loan balance	$15,653	$30,923
PIK interest earned during the period	5,253	7,794
Interest receivable converted to PIK	—	590
Payments received from PIK loans	(8,996)	(21,600)
PIK converted from (to) other securities	3,143	(877)
Realized loss	(6,010)	(1,177)
Ending PIK loan balance	$9,043	$15,653
As of December 31, 2012 and 2011, we were not accruing interest on $0.4 million and $8.9 million, respectively, of the ending PIK loan balance, at cost. During the twelve months ended December 31, 2012, the payments received on PIK loans, included $2.9 million from Jet Plastica Investors, LLC, $1.8 million from GSDM Holdings Corp. and $1.3 million from Coastal Sunbelt Holding, Inc. The payments received from PIK loans during the twelve months ended December 31, 2011, included $8.2 million and $4.7 million of PIK collected in conjunction with the respective sales of our investments in Restaurant Technologies, Inc. and Avenue Broadband LLC, as well as $1.7 million collected in conjunction with the partial repayment of our investment in Sagamore Hill Broadcasting, LLC.
DIVIDEND INCOME
We accrete dividends on equity investments with stated dividend rates as they are earned, to the extent that we believe the dividends will be paid ultimately and the associated portfolio company has sufficient value to support the accretion. We recognize dividends on our other equity investments when we receive the dividend payment. Our dividend income varies from period to period because of changes in the size and composition of our equity investments, the yield from the investments in our equity portfolio and the ability of the portfolio companies to declare and pay dividends. During the twelve months ended December 31, 2012 and 2011, we recognized dividend income of $3.7 million and $7.3 million, respectively. In addition, during the twelve months ended December 31, 2012 and 2011, we received payments on accrued dividends of $8.5 million and $13.5 million, respectively. Broadview restructured during 2012, which resulted in our controlling interest in the company, held through our ownership in the company's preferred stock, converting to

MCG Capital Corporation
March 5, 2013

a minority common stock investment.  As a result, our $159.6 million cost basis in our preferred stock investment, including $65.9 million of accrued dividends, converted into the cost basis of the newly issued common stock.  As of December 31, 2012, the balance of accrued dividends was $9.4 million.
ADVISORY FEES AND OTHER INCOME
Advisory fees and other income primarily include fees related to prepayment, advisory and management services, equity structuring, syndication, bank interest and other income. Generally, advisory fees and other income relate to specific transactions or services and, therefore, may vary from period to period depending on the level and types of services provided. During the twelve months ended December 31, 2012, we earned $3.3 million of advisory fees and other income, which represented a $0.2 million, or 5.6%, decrease from the twelve months ended December 31, 2011. This decrease included a decrease of $2.3 million in advisory fees due to our lower investment activity in 2012 compared to 2011, offset by an increase in prepayment premiums of $2.1 million related to eight investment repayments in 2012.
TOTAL OPERATING EXPENSES
Total operating expenses include interest, employee compensation and general and administrative expenses. The reasons for these variances are discussed in more detail below.
INTEREST EXPENSE
During the twelve months ended December 31, 2012, we incurred $15.1 million of interest expense, which represented a $0.5 million, or 3.4%, decrease from the same period in 2011. During these respective periods, our average cost to borrow increased from 3.1% to 4.6%, principally due to the repayment of securitized debt of our 2006-1 Trust (which carries interest rates ranging from L+0.33% to L+2.25%), additional borrowings under the SBIC debenture program (which carries a weighted average fixed rate of 4.33%) and an increase in the amortization of deferred financing costs (from $3.0 million to $5.6 million).
During the twelve months ended December 31, 2012, our averaging borrowings declined to approximately $324 million from an average of approximately $501 million for the same period in 2011, which accounted for a $5.2 million reduction in our interest expense. This decrease in interest expense was offset by an increase of $2.6 million related to increased amortization of debt issuance costs, $1.6 million attributable to the spread to LIBOR increasing from approximately 2.1% to 2.5% and $0.5 million due to an increase in the average LIBOR rate from 0.3% to 0.4%.
We recognized $5.6 million in deferred financing costs during the twelve months ended December 31, 2012, up $2.6 million from the same period in 2011. The increase in 2012 is attributable to $2.3 million in accelerated deferred financing fees related to the termination of our SunTrust Warehouse financing facility and $0.3 million of accelerated deferred financing fees related to prepayments of collateral in our 2006-1 Trust.
EMPLOYEE COMPENSATION
Employee compensation expense includes base salaries and benefits, variable annual incentive compensation and amortization of employee stock awards. During the twelve months ended December 31, 2012, our employee compensation expense was $13.0 million, which represented a $1.0 million, or 7.4%, decrease from the same period in 2011. Our salaries and benefits decreased by $1.0 million, or 8.7%, due to a $3.8 million decrease in salaries and benefits primarily resulting from reductions in our workforce that occurred as part of our corporate restructuring and operational realignment that began in August 2011 and is now substantially complete. As of December 31, 2012, we had 21 employees compared to 63 employees as of June 30, 2011. The decrease in salaries and benefits was offset by an increase in incentive compensation of $2.8 million primarily resulting from incentive and inducement bonuses for 2012.
During each of the twelve months ended December 31, 2012 and 2011, we recognized $2.1 million of compensation expense related to employee restricted stock awards. The amortization of restricted stock awards during the twelve months ended December 31, 2012 included accelerated amortization of $0.3 million of awards to employees whose employment was terminated in during 2012.

MCG Capital Corporation
March 5, 2013

GENERAL AND ADMINISTRATIVE
During the twelve months ended December 31, 2012, we incurred $13.3 million of net investment losses before income tax provision, compared to $129.9 million during the same period in 2011. These amounts represent the total of net realized gains and losses, net unrealized (depreciation) appreciation, and reversals of unrealized (appreciation) depreciation. We reverse unrealized (appreciation) depreciation at the time that we realize the gain or loss. The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for the twelve months ended December 31, 2012:

		Year ended December 31, 2012
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Broadview Networks Holdings, Inc.	Communications	Control	$—	$(9,789)	$—	$(9,789)
Advanced Sleep Concepts, Inc.	Home Furnishings	Affiliate	—	(6,046)	—	(6,046)
Orbitel Holdings, LLC	Cable	Control	(2,171)	(1,966)	805	(3,332)
RadioPharmacy Investors, LLC	Healthcare	Control	—	(1,734)	—	(1,734)
Education Management, Inc.	Education	Non-Affiliate	—	(1,387)	—	(1,387)
GSDM Holdings, LLC	Healthcare	Non-Affiliate	1,463	(849)	(1,976)	(1,362)
Stratford School Holdings, Inc.	Education	Affiliate	16,370	(99)	(13,056)	3,215
NPS Holding Group, LLC	Business Services	Control	(12,930)	2,414	12,715	2,199
Jet Plastica Investors, LLC	Plastic Products	Control	(90,802)	1,385	91,288	1,871
Intran Media, LLC	Other Media	Control	(12,785)	—	12,945	160
PremierGarage Holdings, LLC	Home Furnishings	Control	(5,371)	—	5,371	—
Philadelphia Media Network, Inc.	Newspaper	Non-Affiliate	(5,027)	(1)	5,064	36
Cruz Bay Publishing, Inc.	Publishing	Non-Affiliate	(3,000)	(1,366)	4,821	455
Jenzabar, Inc.	Technology	Non-Affiliate	16,370	—	(16,436)	(66)
Other (< $1 million net gain (loss))			(698)	4,182	(1,003)	2,481
Total			$(98,581)	$(15,256)	$100,538	$(13,299)

•
In August 2012, Broadview filed a voluntary pre-packaged chapter 11 plan of reorganization which was approved by the U.S. Bankruptcy Court and became effective in November 2012. Under the plan, Broadview's existing noteholders exchanged their notes for new Broadview common stock representing 97.5% of the common stock of the reorganized company and $150 million in principal amount of new 10 1/2 % senior secured notes due in July 2017, and existing stockholders, including MCG, each received a pro rata share of the remaining 2.5% of the common stock of the reorganized company and two tranches of eight-year warrants with exercise prices set at equity values that imply full recovery for existing noteholders. As of December 31, 2012, our fair value estimate of our investment in Broadview of $1.0 million reflects our reduced ownership resulting from this restructuring and the performance of the company.

•
In April 2012, Jet Plastica Investors, LLC liquidated substantially all of its assets.  Including the proceeds from the liquidation, we received $11.0 million in payments on our senior debt resulting in a $90.8 million realized loss and a $91.3 million reversal of unrealized depreciation in the second quarter of 2012.

•
In the second quarter of 2012, we received $34.0 million for the repayment of our debt and the sale of our equity investment in Stratford School Holdings, Inc., which resulted in a $16.4 million realized gain and a reversal of previously unrealized appreciation of $13.1 million.

•
We received $35.2 million for the repayment of our debt and the sale of our equity investment in Orbitel Holdings, LLC, which resulted in a $2.2 million realized loss and a reversal of previously unrealized depreciation of $0.8 million.

•
We received $34.7 million for the repayment of our debt and the sale of our equity investment in GSDM Holdings, LLC, which resulted in a $1.5 million realized gain and a reversal of previously unrealized appreciation of $2.0 million.

•
We received $12.1 million in proceeds from the sale of all the assets of NPS Holding Group, LLC for the repayment of our debt and the sale of our equity investments, which resulted in a $12.9 million realized loss and a reversal of previously unrealized depreciation of $12.7 million.

MCG Capital Corporation
March 5, 2013

•
We received $0.4 million in proceeds from the sale of all the assets of Intran Media, LLC which resulted in a realized a loss on our equity investments of $12.7 million and a reversal of previously unrealized depreciation of $12.9 million.

•
We restructured our subordinated debt investment in Cruz Bay Publishing, Inc. and canceled a portion of our outstanding subordinated loan balance, resulting in a $3.0 million realized loss and a reversal of previously unrealized depreciation of $4.8 million.

•
We received $44,000 in the sale of our equity investment in Philadelphia Media Network, Inc. and wrote off our equity investment in PremierGarage Holdings, LLC resulting in realized losses and reversals of previously unrealized depreciation on those investments.

•
In February 2012, we accepted $23.7 million for our senior preferred stock and warrant position in Jenzabar, Inc., which resulted in a $16.4 million reversal of previously unrealized appreciation and the realization of a $16.4 million gain.

•	We recorded $6.0 million of unrealized depreciation on our investment in Advanced Sleep Concepts, Inc. to reflect a decrease in the performance of that company.
The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for 2011:

		Year ended December 31, 2011
(in thousands)	Industry	Type	Realized (Loss)/Gain	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Broadview Networks Holdings, Inc.	Communications	Control	$—	$(92,093)	$—	$(92,093)
Jet Plastica Investors, LLC	Plastic Products	Control	—	(28,774)	—	(28,774)
Jenzabar, Inc.	Technology	Non-Affiliate	—	(11,049)	—	(11,049)
Intran Media, LLC	Other Media	Control	(7,946)	(6,088)	6,972	(7,062)
PremierGarage Holdings, LLC	Home Furnishings	Control	(9,256)	(5,379)	8,461	(6,174)
VOX Communications Group Holdings, LLC	Broadcasting	Non-Affiliate	(7,688)	—	5,645	(2,043)
Superior Industries Investors, Inc.	Sporting Goods	Control	1,010	—	(2,788)	(1,778)
Contract Datascan Holdings, Inc.	Business Services	Affiliate	—	(1,358)	—	(1,358)
Provo Craft & Novelty, Inc.	Leisure Activities	Non-Affiliate	(1,152)	(1,160)	1,151	(1,161)
Avenue Broadband LLC	Cable	Control	11,977	(325)	(11,895)	(243)
Total Sleep Holdings, Inc.	Healthcare	Control	(38,081)	—	38,054	(27)
RadioPharmacy Investors, LLC	Healthcare	Control	—	7,104	—	7,104
NPS Holding Group, LLC	Business Services	Control	—	3,857	—	3,857
GSDM Holdings, Corp.	Healthcare	Non-Affiliate	—	2,452	—	2,452
Cruz Bay Publishing, Inc.	Publishing	Non-Affiliate	—	2,035	—	2,035
Orbitel Holdings, LLC	Cable	Control	—	1,784	—	1,784
Stratford School Holdings, Inc.	Education	Affiliate	—	1,714	—	1,714
Restaurant Technologies, Inc.	Food Services	Non-Affiliate	1,750	1,429	(1,842)	1,337
Coastal Sunbelt Real Estate, Inc.	Real Estate Investments	Non-Affiliate	171	2,693	(1,914)	950
Active Brands International, Inc.	Consumer Products	Non-Affiliate	(39,706)	—	39,829	123
GMC Television Broadcasting, LLC	Broadcasting	Control	(1,000)	99	1,000	99
Other (< $1 million net gain (loss))			(598)	465	567	434
Total			$(90,519)	$(122,594)	$83,240	$(129,873)

MCG Capital Corporation
March 5, 2013

A summary of the reasons for significant changes in realized and unrealized (loss) and gain on investments and changes in unrealized appreciation and depreciation on investments for 2011 is set forth below.

•
During 2011, we recorded a $92.1 million decrease in the fair value of our investment in Broadview primarily to reflect, among other factors, continuing challenges in the bond market, a downgrade of Broadview's corporate credit rating, delays by Broadview in refinancing its debt, as well as the near-term maturities of Broadview's debt facilities.

•
We recorded $28.8 million of unrealized depreciation on our investment in Jet Plastica Investors, LLC, to reflect a decrease in that company’s operating performance. In addition, we recorded unrealized depreciation on our investment in Jet Plastica to reflect an incremental investment that we made in this portfolio company during 2011, that we subsequently wrote down to zero.

•	In February 2012, we accepted $23.7 million for our senior preferred stock and warrant position in Jenzabar, which resulted in an $11.0 million unrealized depreciation during 2011 of our investment.

•
We wrote off our remaining subordinated debt and equity investment in Total Sleep Holdings, Inc. resulting in the reversal of $38.1 million of previously unrealized depreciation and the realization of a $38.1 million loss.

•
We received payments of $2.1 million on the sale of Active Brands International, Inc.'s senior debt and wrote off our subordinated debt and equity investment in that portfolio company, which resulted in the reversal of $39.8 million of previously unrealized depreciation and the realization of a $39.7 million loss.

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
LOSS ON EXTINGUISHMENT OF DEBT
We incurred a $0.2 million premium when we repurchased the remaining $8.7 million of our private placement notes during 2012. During 2011, we incurred a $0.9 million premium when we repurchased $17.4 million of our private placement notes.
INCOME TAX PROVISION
During the twelve months ended December 31, 2012, we incurred a $0.3 million income tax provision compared to a $37,000 income tax provision during the twelve months ended December 31, 2011. The income tax provision for both periods was primarily attributable to flow-through taxable income on certain investments held by our subsidiaries.

MCG Capital Corporation
March 5, 2013

MCG Capital Corporation
Consolidated Balance Sheets

(in thousands, except per share amounts)	December 31, 2012	December 31, 2011

Assets
Cash and cash equivalents	$73,588	$58,563
Cash, securitization accounts	16,980	40,306
Cash, restricted	54,838	34,964
Investments at fair value
Non-affiliate investments (cost of $534,389 and $552,642, respectively)	365,639	552,301
Affiliate investments (cost of $69,500 and $58,425, respectively)	62,079	69,602
Control investments (cost of $64,898 and $406,151, respectively)	50,006	119,263
Total investments (cost of $668,787 and $1,017,218, respectively)	477,724	741,166
Interest receivable	2,700	4,049
Other assets	4,946	11,490
Total assets	$630,776	$890,538
Liabilities
Borrowings (maturing within one year of $15,038 and $32,983, respectively)	$248,053	$430,219
Interest payable	2,496	2,710
Dividends payable	—	13,092
Other liabilities	8,499	9,565
Total liabilities	259,048	455,586
Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on December 31, 2012 and 2011, 71,721 issued and outstanding on December 31, 2012 and 76,997 issued and outstanding on December 31, 2011	717	770
Paid-in capital	984,468	1,009,748
Distributions in excess of earnings	(422,395)	(299,222)
Net unrealized depreciation on investments	(191,062)	(276,344)
Total stockholders’ equity	371,728	434,952
Total liabilities and stockholders’ equity	$630,776	$890,538
Net asset value per common share at end of period	$5.18	$5.65

MCG Capital Corporation
March 5, 2013

MCG Capital Corporation
Consolidated Statements of Operations

	Year ended
(in thousands, except per share amounts)	December 31
	2012	2011	2010
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$45,004	$64,116	$61,396
Affiliate investments (5% to 25% owned)	6,761	7,024	4,859
Control investments (more than 25% owned)	5,934	11,068	20,274
Total interest and dividend income	57,699	82,208	86,529
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	1,858	2,458	1,982
Affiliate investments (5% to 25% owned)	—	—	320
Control investments (more than 25% owned)	1,436	1,030	738
Total advisory fees and other income	3,294	3,488	3,040
Total revenue	60,993	85,696	89,569
Operating expense
Interest expense	15,103	15,634	16,891
Employee compensation
Salaries and benefits	10,956	11,998	16,275
Amortization of employee restricted stock awards	2,076	2,081	4,342
Total employee compensation	13,032	14,079	20,617
General and administrative expense	13,983	14,036	11,495
Restructuring expense	69	4,289	1
Total operating expense	42,187	48,038	49,004
Net operating income before net investment gain (loss), loss on extinguishment of debt and income tax provision	18,806	37,658	40,565
Net realized (loss) gain on investments
Non-affiliate investments (less than 5% owned)	8,907	(46,887)	17,529
Affiliate investments (5% to 25% owned)	16,370	(703)	36
Control investments (more than 25% owned)	(123,858)	(42,929)	(5,711)
Total net realized gain (loss) on investments	(98,581)	(90,519)	11,854
Net unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	(168,409)	38,328	(10,296)
Affiliate investments (5% to 25% owned)	(18,598)	1,598	4,036
Control investments (more than 25% owned)	271,996	(80,010)	(61,130)
Derivative and other fair value adjustments	293	730	717
Total net unrealized appreciation (depreciation) on investments	85,282	(39,354)	(66,673)
Net investment loss before income tax provision	(13,299)	(129,873)	(54,819)
(Loss) gain on extinguishment of debt before income tax provision	(174)	(863)	2,983
Income tax provision	335	37	1,801
Net income (loss)	$4,998	$(93,115)	$(13,072)
Income (loss) per basic and diluted common share	$0.07	$(1.22)	$(0.17)
Cash distributions declared per common share	$0.58	$0.66	$0.37
Weighted-average common shares outstanding—basic and diluted	74,859	76,259	75,422

MCG Capital Corporation
March 5, 2013

MCG Capital Corporation
Consolidated Statements of Changes in Net Assets

(in thousands, except per share amounts)	Years ended December 31,
	2012	2011	2010
Increase (decrease) in net assets from operations
Net operating income before net investment gain (loss), loss on extinguishment of debt and income tax provision	$18,806	$37,658	$40,565
Net realized (loss) gain on investments	(98,581)	(90,519)	11,854
Net unrealized appreciation (depreciation) on investments	85,282	(39,354)	(66,673)
(Loss) gain on extinguishment of debt before income tax provision	(174)	(863)	2,983
Income tax provision	(335)	(37)	(1,801)
Net income (loss)	4,998	(93,115)	(13,072)
Distributions to stockholders
Distributions declared	(42,889)	(50,877)	(28,336)
Net decrease in net assets resulting from stockholder distributions	(42,889)	(50,877)	(28,336)
Capital share transactions
Repurchase of common stock	(27,172)	—	—
Amortization of restricted stock awards
Employee awards accounted for as employee compensation	2,076	2,081	4,342
Employee awards accounted for as restructuring expense	—	432	—
Non-employee director awards accounted for as general and administrative expense	120	64	76
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(357)	(1,638)	(661)
Net forfeitures of restricted common stock	—	(11)	(16)
Net (decrease) increase in net assets resulting from capital share transactions	(25,333)	928	3,741
Total decrease in net assets	(63,224)	(143,064)	(37,667)
Net assets
Beginning of period	434,952	578,016	615,683
End of period	$371,728	$434,952	$578,016
Net asset value per common share at end of period	$5.18	$5.65	$7.54
Common shares outstanding at end of period	71,721	76,997	76,662

MCG Capital Corporation
March 5, 2013

MCG Capital Corporation
Consolidated Statements of Cash Flows

	Year ended
	December 31
(in thousands)	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$4,998	$(93,115)	$(13,072)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Investments in portfolio companies	(153,005)	(255,852)	(294,904)
Principal collections related to investment repayments or sales	394,725	375,138	216,879
Decrease (increase) in interest receivable, accrued payment-in-kind interest and dividends	9,842	20,052	(395)
Amortization of restricted stock awards
Employee	2,076	2,513	4,342
Non-employee director	120	64	76
Decrease in cash—securitization accounts from interest collections	4,415	2,961	2,552
Increase in restricted cash—escrow accounts	(485)	(1,799)	—
Depreciation and amortization	6,532	4,125	3,954
Decrease in other assets	958	207	166
Increase (decrease) in other liabilities	(894)	3,246	(7,223)
Realized loss (gain) on investments	98,581	90,519	(11,854)
Net change in unrealized (depreciation) appreciation on investments	(85,282)	39,354	66,673
Loss (gain) on extinguishment of debt	174	863	(2,983)
Net cash provided by (used in) operating activities	282,755	188,276	(35,789)
Cash flows from financing activities
Repurchase of common stock	(27,172)	—	—
Payments on borrowings	(203,740)	(142,526)	(88,983)
Proceeds from borrowings	21,400	25,000	81,000
Decrease (increase) in cash in restricted and securitization accounts
Securitization accounts for repayment of principal on debt	18,911	(1,022)	64,344
Restricted cash	(19,389)	(3,782)	(8,151)
Payment of financing costs	(1,402)	(2,184)	(3,353)
Distributions paid	(55,981)	(48,520)	(17,608)
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(357)	(1,638)	(661)
Net forfeitures of restricted common stock	—	(11)	(16)
Net cash (used in) provided by financing activities	(267,730)	(174,683)	26,572
Net increase (decrease) in cash and cash equivalents	15,025	13,593	(9,217)
Cash and cash equivalents
Beginning balance	58,563	44,970	54,187
Ending balance	$73,588	$58,563	$44,970
Supplemental disclosure of cash flow information
Interest paid	$9,727	$12,206	$14,666
Income taxes paid	277	349	3,247
Paid-in-kind interest collected	8,996	21,600	18,819
Dividend income collected	8,474	13,500	3,970

MCG Capital Corporation
March 5, 2013

SELECTED FINANCIAL DATA
QUARTERLY OPERATING INFORMATION

	2012	2012	2012	2012	2011
(in thousands, except per share amounts)	Q4	Q3	Q2	Q1	Q4
Revenue
Interest and dividend income
Interest income	$11,028	$10,326	$13,826	$15,596	$16,694
Dividend income	848	867	896	1,077	1,504
Loan fee income	870	642	1,100	623	606
Total interest and dividend income	12,746	11,835	15,822	17,296	18,804
Advisory fees and other income	675	234	2,122	263	671
Total revenue	13,421	12,069	17,944	17,559	19,475
Operating expense
Interest expense	2,375	2,974	4,552	5,202	3,856
Salaries and benefits	2,272	2,018	2,791	3,875	2,431
Amortization of employee restricted stock awards	382	505	711	478	703
General and administrative	3,269	2,504	4,274	3,936	4,906
Restructuring expense	10	12	21	26	115
Total operating expense	8,308	8,013	12,349	13,517	12,011
Net operating income before net investment income (loss), loss on extinguishment of debt and income tax provision	5,113	4,056	5,595	4,042	7,464
Net investment gain (loss) before income tax provision	1,305	228	(12,339)	(2,493)	(56,429)
Loss on extinguishment of debt before income tax provision	—	—	—	(174)	—
Income tax provision	6	18	293	18	8
Net income (loss)	$6,412	$4,266	$(7,037)	$1,357	$(48,973)
Per common share statistics
Weighted-average common shares outstanding—basic and diluted	72,594	73,431	75,142	77,050	76,514
Net operating income before net investment income (loss), loss on extinguishment of debt and income tax provision per common share—basic and diluted	$0.07	$0.06	$0.07	$0.05	$0.09
Income (loss) per common share—basic and diluted	$0.09	$0.06	$(0.09)	$0.02	$(0.64)
Net asset value per common share—period end	$5.18	$5.20	$5.26	$5.45	$5.65
Distributions declared per common share(a)	$0.125	$0.140	$0.140	$0.170	$0.170
_____________
(a) The following table summarizes the distributions that were declared during the past five quarters:

Date Declared	Record Date	Payable Date	Dividends per Share
October 26, 2012	November 16, 2012	November 30, 2012	$0.125
July 27, 2012	August 17, 2012	August 31, 2012	$0.140
April 27, 2012	June 13, 2012	July 13, 2012	$0.140
February 24, 2012	April 13, 2012	May 15, 2012	$0.170
October 31, 2011	December 15, 2011	January 13, 2012	$0.170

MCG Capital Corporation
March 5, 2013

ABOUT MCG CAPITAL CORPORATION
We are a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: MCG's results of operations, including revenues, net operating income, net investment losses and general and administrative expenses and the factors that may affect such results; the Company's expectation that it will substantially deploy its cash on-hand in 2013; MCG's plans to submit an application for a second SBIC license and the likelihood of approval for such a license; if approved, the Company's intentions with respect to funding in full its equity portion of a second SBIC license using unrestricted cash; MCG's intention to make its SBIC vehicles the corner-stone of its funding strategy; management's belief that the Company's reorganized infrastructure has resulted in a smaller and simpler, yet leverageable operating profile; the performance of current or former MCG portfolio companies; the cause of net investment losses; and general economic factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.